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                                                                   Exhibit 10.25
                                BANK OF THE WEST
                                   CALIFORNIA





March 17, 2005

Debra Donaghy
Diamond Walnut Growers, Inc.
1050 South Diamond Street
Stockton, CA  95201-1727

Dear Debra,

It is the understanding of Bank of the West that Diamond Walnut Growers, Inc. intends to convert from a cooperative to a C corporation ("Conversion"). To the extent that such Conversion would constitute a default under the Credit Agreement dated December 2, 2004 ("Agreement"), between Bank of the West ("Bank") and Diamond Walnut Growers, Inc. ("Borrower"), the Bank hereby consents to the Conversion and agrees to waive any provision of the Agreement that would prohibit such conversion, or cause such Conversion to trigger an event of default thereunder. With the exception of the following two items, all other provisions of the Agreement will continue in full force and effect and apply to the new corporation to the same extent as the old.

     o Borrower will clean down the Bank line of credit to $10,000,000 for a minimum of 30 consecutive days, annually.

     o Borrower's minimum Working Capital requirement will increase from $40,000,000 to $50,000,000.

Bank of the West consents to the following modifications to the Agreement, effective with the date of Conversion:

1. Change the name of borrower from Diamond Walnut Growers, Inc. to "Diamond Foods, Inc."

2.   Section 5.3  (Preservation of Existence;  Compliance with Applicable Laws):
     Amend to reflect the fact that Diamond Foods, Inc., will no longer be a "marketing cooperative" and, accordingly, all "rights and privileges" of the grower members will not be preserved.

3. Section 5.4 (Merge or Consolidate): One-time waiver to allow Diamond Walnut Growers, Inc. to merge into Diamond Foods, Inc.

4. Section 5.8 (Payment of Dividends): Amend to allow Diamond Foods, Inc. to pay annual cash dividends to shareholders so long as they do not exceed 3% of Diamond Foods, Inc. total market capitalization.

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5.   Section 5.13 (Transfer of Assets): One-time waiver to allow the transfer of assets from Diamond Walnut Growers, Inc. to Diamond Foods, Inc.

6. Section 5.15 (Maintenance of Jurisdiction): One-time waiver to allow Diamond Foods, Inc. to be a Delaware Corporation.

7. Section 5.17 (Payments to Members): Permanent deletion, as there will no longer be "grower members" after the Conversion. Further, it is acknowledged by the Bank that there will be no subordination of any grower payments under the Agreement.

8. Section 6.9 (Change in Ownership): One-time waiver to allow Change in Ownership from Diamond Walnut Growers, Inc. to Diamond Foods, Inc.

The consent of Bank of the West is subject to Diamond Walnut Growers, Inc. providing such evidence of the Conversion as Bank of the West shall require and such resolutions, incumbency certificates and other forms and agreements as Bank of the West may require to evidence the new corporation's continued obligations under the Agreement.

Sincerely,

/s/ Tracy Holmes

Tracy Holmes
Vice President & Relationship Manager
Sacramento Agribusiness